Exhibit 99.2

[FORM OF LETTER TO STOCKHOLDERS OF RECORD]

INTERPOOL, INC.

SUBSCRIPTION RIGHTS OFFERING OF 9.25% CONVERTIBLE REDEEMABLE SUBORDINATED
DEBENTURES

July 8, 2002

Dear Stockholder:

          This letter and the accompanying materials are being sent to holders of record on July 8, 2002 (the "Record Date"), of shares of Common Stock (the "Common Stock") of Interpool, Inc. (the "Company"), in connection with a distribution of non-transferable subscription rights ("Rights") to purchase 9.25% Convertible Redeemable Subordinated Debentures ("Debentures") of the Company as described in the enclosed prospectus dated July 8, 2002 (the "Prospectus"). The rights are evidenced by non-transferable subscription rights certificates (the "Subscription Rights Certificates") registered in the names of the record holders or their nominees.

          Each beneficial owner of shares of Common Stock is entitled to receive one (1) Right for every twenty-five (25) shares of Common Stock owned as of the Record Date, and to purchase one (1) Debenture in a principal amount of $25 for every whole Right held (the "Basic Subscription Right"), at a purchase price of $25 per Debenture. In addition, beneficial owners who exercise their Basic Subscription Right in full will be eligible to subscribe for Debentures that are offered but not otherwise purchased in the Rights Offering (the "Oversubscription Right"), subject to availability and proration. No fractional Debentures (or cash in lieu thereof) will be issued or paid.

          The following is a summary of some of the principal terms of the offering:

Interest Rate:	9.25% payable monthly.

Optional Conversion:	Convertible at any time by the holder. The conversion price will be the greater of $25 or 135% of the average price of our Common Stock for the five trading days prior to the expiration date of the Rights Offering.

Optional Redemption Mandatory Redemption:	We may not voluntarily redeem the Debentures for three years. We will have the right to redeem the Debentures in whole or in part after three years at 100% of the principal amount plus accrued interest. In addition, during the fifth year after issuance, we will have the right to redeem the Debentures by issuing shares of Common Stock, provided the average closing price of our Common Stock for any five consecutive trading days is at least the greater of $25.50 or 140% of the average closing price of our Common Stock for the five trading days prior to the expiration date of the Rights Offering.

Mandatory Redemption:	On the twentieth anniversary of issuance or upon a change of control.

Affiliates can Purchase:	Subscription rights are not transferable, but Debentures can be issued to affiliates of, or parties related to, existing stockholders.

           Enclosed are copies of the following documents:

1.	The Prospectus;

2.	The Subscription Rights Certificate;

3.	The "Instructions as to Use of Subscription Rights Certificate";

4.	A Notice of Guaranteed Delivery for Subscription Rights Certificates; and

5.	A return envelope addressed to American Stock Transfer & Trust Company, the Subscription Agent.

          Your prompt action is requested. The Rights will expire at 5:00 P.M., New York City time, on August 8, 2002, unless extended by the Company (the "Expiration Date").

          To exercise the Rights, a properly completed and executed Subscription Rights Certificate (or Notice of Guaranteed Delivery) and payment in full for all of the Debentures subscribed for must be delivered to American Stock Transfer & Trust Company as indicated in the Prospectus prior to 5:00 P.M., New York City time, on the Expiration Date.

          Please direct all questions relating to the rights offering and any requests for additional copies of the enclosed materials to the Information Agent for the Rights Offering, The Altman Group, at (800) 206-0007.

          This offering is being made only pursuant to the Prospectus which sets forth detailed information about the Company and the Offering. Please read the enclosed materials carefully.

Very truly yours, INTERPOOL, INC.